Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2025	Quarter Ended September 30, 2024
Diluted earnings per share	$1.57	$1.18
Net Income	$4,151,000	$3,145,000
Return on average common equity	13.19%	11.14%
Return on average assets	1.31%	1.05%

Millersburg, Ohio – October 21, 2025 – CSB Bancorp, Inc. (OTC ID: CSBB) today announced third quarter 2025 net income of $4,151,000 or $1.57 per basic and diluted share, as compared to $3,145,000, or $1.18 per basic and diluted share, for the same period in 2024. For the nine-month period ended September 30, 2025, net income totaled $11,494,000 compared to $7,693,000 for the same period last year, an increase of 49%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 13.19% and 1.31%, respectively, compared with 11.14% and 1.05% for the third quarter of 2024. Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $5.7 million during the quarter, an increase of $1.1 million, or 23%, from the prior year’s third quarter. Net interest income increased $1.7 million, or 19%, noninterest income increased $57 thousand, or 3%, and noninterest expense increased $711 thousand, or 11%, in the third quarter of 2025 compared to the same period in 2024. For the nine-month period ended September 30, 2025 ROE and ROA were 12.76% and 1.26% as compared to 9.30% and 0.88% for the comparable period in 2024.

Eddie Steiner, President and CEO stated, “The U.S. economy grew during third quarter, with real GDP estimated to have increased by about 3% on an annualized basis after sticky inflation, which still hovers near 3%. Employment is slowing, national unemployment is now about 4.5% and net new jobs are dwindling. Although job reports are notorious for future revisions, the signs were clear enough that the Fed began lowering short-term interest rates at its September meeting in an effort to support the economy. This is a shift in Fed posture, as the deteriorating jobs picture seems to have surmounted inflation concerns for the time being. Additional Fed cuts are anticipated in coming months to spur economic investment. The federal government shutdown, now three weeks old, further complicates the outlook as shutdowns of this length have fairly consistently resulted in dampening economic momentum. However, the first rate cut appears to have already been a boost to consumer loan demand and has also resulted in lower funding costs for most banks. Locally, the overall economy appears to be in good shape at the moment. Our total loan balances are up 10% since the beginning of the year, largely on construction and business investments while the cost of deposits has declined five basis points compared to the prior year nine-month period.

Provision for credit loss expense for the quarter decreased $199 thousand from third quarter 2024 as nonperforming loans continue to decrease since the third quarter of 2024. The court liquidation of one commercial credit of approximately $47 thousand continues with the bank holding a priority lien on auction proceeds held by the court receiver which will be applied to the loan balances when released.

The allowance for credit losses (“ACL”) amounted to $8.7 million, or 1.08% of total loans, on September 30, 2025, as compared to $7.2 million or 1.00% of total loans on September 30, 2024. The allowance for credit losses on off-balance sheet commitments on September 30, 2025 was $514 thousand, as compared to a September 30, 2024 balance of $532 thousand. The increase in the ACL is related primarily to the weighted average life extension of loans held in the portfolio. CSB has no allowance for credit losses related to available-for-sale or held-to-maturity debt securities, as there is no meaningful loss expectation on these securities.

Loan interest income including fees increased $1.6 million, or 15%, during third quarter 2025 as compared to the same quarter in 2024. The increase was primarily the result of an $80 million volume increase in loans, augmented by a 19 basis point (“bp”) increase in yield over the prior year’s quarter. Securities interest income decreased $102 thousand, or 5%, during the third quarter 2025 compared to the same quarter 2024 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for third quarter 2025 averaged 5.99%, compared to the 2024 third quarter average of 5.80%, while overnight funds and securities yields for third quarter 2025 averaged 4.43% and 2.31%, respectively, compared to 5.41% and 2.17% in the third quarter 2024.

Interest expense declined $200 thousand, or 5%, during third quarter 2025 as compared to third quarter 2024. The cost to fund gross earning assets for the third quarter of 2025 declined to 1.27% as compared to 1.40% for the third quarter of 2024.

The fully taxable equivalent (“FTE”) net interest margin (a non-GAAP measure) was 3.67% compared to 3.26% for the third quarter 2024. Compared to the 2024 third quarter, FTE net interest income increased $1.7 million, or 19%, with a $57 million increase in average earning assets as well as a 27 bp increase in the yield on assets. The mix shift into loans primarily drove the increase in earnings from assets. The cost of interest earning liabilities declined with the decrease in short-term interest rates resulting in a 22 bp lower cost of deposits and repurchase agreements. Tax equivalency effect on net interest margin was 0.01% for both 2025 and 2024.

Noninterest income increased $57 thousand, or 3%, compared to third quarter of 2024. The increase was primarily the result of a $26 thousand increase in earnings on bank owned life insurance, a $28 thousand increase in debit card interchange fees, a $20 thousand increase in Trust Services, and a $20 thousand increase in credit card fees. Offsetting decreases were recognized as follows: $41 thousand decrease in gain on loans sold to the secondary market and a $21 thousand decrease in unrealized gain on equity securities.

Noninterest expense increased $711 thousand, or 11%, from third quarter 2024. Salary and employee benefits increased $453 thousand, or 12%, compared to the prior year quarter, with increases in base salaries, medical, and incentive compensation, partially due to reduced vacancies and several new positions. Professional fees increased $111 thousand, or 28%, with increases to legal expense and workflow improvement. Software expense increased $77 thousand, or 18%, primarily due to new loan production software. Occupancy expense increased $28 thousand, or 9%, primarily due to repairs, while equipment expense decreased $24 thousand, or 11%. Marketing and public relations decreased $7 thousand, or 4%. The Company’s third quarter efficiency ratio decreased to 55.6% compared to 58.2% in the prior year.

Federal income tax expense was $1 million in third quarter 2025 compared to $756 thousand in the 2024 third quarter. The effective tax rate for the 2025 and 2024 third quarters was 20% and 19%, respectively.

Average earning assets for the third quarter of 2025 increased $57 million, or 5%, from the year-ago quarter, primarily reflecting an $80 million, or 11%, increase in average loans, a $39 million, or 11%, decrease in average securities, and a $16 million, or 28%, increase in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $63 million, or 13%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $14 million, or 8%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $5 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $2 million, or 13%, versus the same quarter of the prior year on lower volume of loans for recreational vehicles. Commercial loan demand for operating cash flow and equipment investments is somewhat constrained with households and businesses remaining cautious about discretionary borrowing until there is more confidence in price and employment stability after implementation of tariff, tax rate and other fiscal initiatives. Construction and development and commercial real estate borrowing have continued to exhibit fairly steady demand.

Nonperforming loans were $746 thousand, or 0.09%, of total loans on September 30, 2025, compared to $3.4 million, or 0.47% of total loans, a year ago. Delinquent loan balances as of September 30, 2025, decreased to 0.29% of total loans as compared to 0.59% on September 30, 2024. Net loan charge-offs recognized during third quarter 2025 were $11 thousand, compared to third quarter 2024 net loan charge-offs of $4 million.

Average deposit balances increased on a quarter over prior year quarter comparison by $52 million, or 5%. For third quarter 2025, the average cost of deposits amounted to 1.34%, as compared to 1.48% for third quarter 2024. Third quarter 2025 increases in average deposit balances over the prior year quarter included savings accounts of $4 million, money market accounts of $3 million, and time deposits of $28 million. Noninterest-bearing accounts decreased $700 thousand from the prior year’s third quarter while interest-bearing demand accounts increased $18 million. The average balance of securities sold under repurchase agreement during the third quarter of 2025 decreased by $2 million, or 9%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $125 million on September 30, 2025, with 2.6 million common shares outstanding. The average equity to assets ratio amounted to 9.96% for the quarter ended September 30, 2025. The Company declared a third quarter dividend of $0.41 per share, producing an annualized yield of 3.3% based on September 30, 2025 closing price of $49.50.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of September 30, 2025. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, and a loan production office located in Medina, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2025	2025	2025	2024	2024	2025	2024
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$10,968	$10,376	$9,712	$9,599	$9,248	$31,056	$27,397
Provision for credit loss expense	501	614	402	2,290	700	1,517	4,741
Noninterest income	1,866	1,777	1,696	1,780	1,809	5,339	5,322
Noninterest expenses	7,133	6,878	6,481	6,211	6,422	20,492	18,378
FTE adjustment(a)	30	31	31	33	34	92	110
Net income	4,151	3,727	3,616	2,319	3,145	11,494	7,693
Basic and Diluted earnings per share	1.57	1.41	1.37	0.87	1.18	4.35	2.89

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.31%	1.23%	1.22%	0.76%	1.05%	1.26%	0.88%
Return on average common equity (ROE), annualized	13.19	12.48	12.58	7.99	11.14	12.76	9.30
Net interest margin FTE(a)	3.67	3.61	3.48	3.33	3.26	3.59	3.30
Efficiency ratio	55.56	56.62	56.81	54.68	58.17	56.31	56.15
Number of full-time equivalent employees	181	175	173	166	175

MARKET DATA
Book value per common share	$47.56	$46.11	$44.80	$43.33	$43.25
Period-end common share market value	49.50	43.50	44.00	38.30	38.50
Market as a % of book	104.09%	94.34%	98.20%	88.39%	89.02%
Price-to-earnings ratio	9.48	9.01	10.92	10.19	9.02
Average basic common shares outstanding	2,636,028	2,639,244	2,644,543	2,654,073	2,661,474	2,639,907	2,663,737
Average diluted common shares outstanding	2,636,028	2,639,244	2,644,543	2,654,073	2,661,474	2,639,907	2,663,737
Period end common shares outstanding	2,632,498	2,638,921	2,641,547	2,650,089	2,659,324
Common stock market capitalization	$130,309	$114,793	$116,228	$101,498	$102,384

ASSET QUALITY
Gross charge-offs	$39	$368	$35	$1,937	$4,095	$442	$4,457
Net charge-offs	11	362	29	1,928	4,008	402	4,328
Allowance for credit losses	8,720	8,251	7,974	7,595	7,224
Nonperforming assets (NPAs)	746	1,358	1,597	1,719	3,371
Net charge-off / average loans ratio	0.01%	0.19%	0.02%	1.05%	2.20%	0.07%	0.81%
Allowance for credit losses / period-end loans	1.08	1.05	1.05	1.03	1.00
NPAs/loans and other real estate	0.09	0.17	0.21	0.23	0.47
Allowance for credit losses / nonperforming loans	1,169	608	499	445	214

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.69%	9.48%	9.36%	9.28%	9.16%
Average equity to assets	9.96	9.82	9.73	9.52	9.43
Average equity to loans	15.55	15.36	15.42	15.80	15.54
Average loans to deposits	72.97	72.86	72.09	68.50	68.99

AVERAGE BALANCES
Assets	$1,253,262	$1,220,306	$1,197,828	$1,211,960	$1,191,037	$1,223,846	$1,171,156
Earning assets	1,184,077	1,153,677	1,131,483	1,145,031	1,127,405	1,156,606	1,107,678
Loans	802,858	779,664	755,860	730,413	723,129	779,634	715,205
Deposits	1,100,283	1,070,136	1,048,534	1,066,229	1,048,214	1,073,175	1,025,260
Shareholders' equity	124,818	119,779	116,554	115,430	112,352	120,414	110,476

ENDING BALANCES
Assets	$1,248,357	$1,237,969	$1,218,640	$1,191,500	$1,209,181
Earning assets	1,178,781	1,163,268	1,148,625	1,121,675	1,134,786
Loans	810,048	788,070	761,240	737,641	719,602
Deposits	1,096,596	1,089,344	1,070,777	1,044,887	1,070,531
Shareholders' equity	125,190	121,683	118,335	114,835	115,008

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2025	2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$20,069	$26,108
Interest-bearing deposits with banks	60,738	69,535
Total cash and cash equivalents	80,807	95,643
Securities
Available-for-sale, at fair-value	115,795	131,718
Held-to-maturity	190,027	211,655
Equity securities	269	247
Restricted stock, at cost	1,520	1,520
Total securities	307,611	345,140

Loans held for sale	384	509
Loans	810,048	719,602
Less allowance for credit losses	8,720	7,224
Net loans	801,328	712,378

Premises and equipment, net	13,716	13,994
Goodwill	4,728	4,728
Bank owned life insurance	30,899	27,996
Accrued interest receivable and other assets	8,884	8,793
TOTAL ASSETS	$1,248,357	$1,209,181

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$277,838	$286,525
Interest-bearing	818,758	784,006
Total deposits	1,096,596	1,070,531

Short-term borrowings	20,304	19,224
Other borrowings	941	1,296
Accrued interest payable and other liabilities	5,326	3,122
TOTAL LIABILITIES	1,123,167	1,094,173
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2025 and 2024	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	111,380	101,847
Treasury stock at cost - 348,104 shares in 2025
and 321,278 shares in 2024	(9,020)	(7,929)
Accumulated other comprehensive loss	(5,614)	(7,354)
TOTAL SHAREHOLDERS' EQUITY	125,190	115,008
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,248,357	$1,209,181

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Interest and dividend income:
Loans, including fees	$12,117	$10,531	$34,489	$30,959
Taxable securities	1,695	1,782	5,168	5,489
Nontaxable securities	73	88	223	264
Other	829	789	2,043	1,537
Total interest and dividend income	14,714	13,190	41,923	38,249
Interest expense:
Deposits	3,715	3,898	10,757	10,687
Other	61	78	202	275
Total interest expense	3,776	3,976	10,959	10,962
Net interest income	10,938	9,214	30,964	27,287
Provision for credit loss expense	501	700	1,517	4,741
Net interest income, after provision
for credit loss expense	10,437	8,514	29,447	22,546
Noninterest income
Service charges on deposit accounts	310	301	902	872
Trust services	294	274	840	951
Debit card interchange fees	563	535	1,628	1,570
Credit card fees	182	162	483	484
Earnings on bank owned life insurance	229	203	674	585
Gain on sale of loans	65	106	195	215
Unrealized (loss) gain on equity securities	(4)	17	2	(12)
Other	227	211	615	657
Total noninterest income	1,866	1,809	5,339	5,322
Noninterest expenses
Salaries and employee benefits	4,109	3,656	11,727	10,181
Occupancy expense	323	295	1,031	872
Equipment expense	200	224	629	649
Professional and director fees	502	391	1,307	1,160
Software expense	498	421	1,342	1,263
Marketing and public relations	155	162	414	432
Debit card expense	208	186	617	568
Financial institutions tax	226	216	689	648
FDIC insurance expense	135	132	420	396
Other expenses	777	739	2,316	2,209
Total noninterest expenses	7,133	6,422	20,492	18,378
Income before income taxes	5,170	3,901	14,294	9,490
Federal income tax provision	1,019	756	2,800	1,797
Net income	$4,151	$3,145	$11,494	$7,693
Net income per share:
Basic and diluted	$1.57	$1.18	$4.35	$2.89

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands)	2025	2024	2025	2024
Net interest income	$10,938	$9,214	$30,964	27,287
Taxable equivalent adjustment[1]	30	34	92	110
Net interest income, FTE	$10,968	$9,248	$31,056	$27,397
Net interest margin	3.66%	3.25%	3.58%	3.29%
Taxable equivalent adjustment[1]	0.01	0.01	0.01	0.01
Net interest margin, FTE	3.67%	3.26%	3.59%	3.30%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands)	2025	2024	2025	2024
Pre-Provision Net Revenue (PPNR)
Net interest income	$10,938	$9,214	$30,964	$27,287
Total noninterest income	1,866	1,809	5,339	5,322
Total revenue	12,804	11,023	36,303	32,609

Less: Noninterest expense	7,133	6,422	20,492	18,378

PPNR (Non-GAAP)	$5,671	$4,601	$15,811	$14,231

TANGIBLE EQUITY

(Unaudited)	September 30,	September 30,
(Dollars in thousands)	2025	2024
Total Shareholders' Equity (GAAP)	$125,190	$115,008
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$120,462	$110,280